                                              Redacted pursuant to a request for
                                       confidential treatment filed with the SEC

















                    DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

                            dated as of June 18, 2002

                                     between

                                      WYETH

              acting through its Wyeth Consumer Healthcare Division

                                       and

                            IMPAX LABORATORIES, INC.

                                       for

                 Loratadine/Pseudoephedrine Combination Tablets

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................1
ARTICLE II GRANT OF RIGHTS; EXCLUSIVITY......................................8
ARTICLE III DEVELOPMENT ACTIVITIES AND PATENT LITIGATION.....................9
ARTICLE IV SUPPLY...........................................................13
ARTICLE V COMPLIANCE, QUALITY AND ENVIRONMENTAL.............................14
ARTICLE VI LICENSE PAYMENTS, ROYALTIES, AND SUPPLY PRICE....................19
ARTICLE VII REPRESENTATIONS AND WARRANTIES..................................23
ARTICLE VIII INDEMNIFICATION AND INSURANCE..................................26
ARTICLE IX TERM AND TERMINATION.............................................28
ARTICLE X CONFIDENTIALITY...................................................34
ARTICLE XI TRADEMARKS; INFRINGEMENT OF IMPAX PATENTS........................36
ARTICLE XII FORCE MAJEURE...................................................37
ARTICLE XIII NOTICES........................................................38
ARTICLE XIV MISCELLANEOUS...................................................39

EXHIBIT A
    Impax Patents.............................................................
EXHIBIT B
    Pricing and Direct Manufacturing Costs....................................
EXHIBIT C
    Quality Agreement.........................................................
EXHIBIT D
    Adverse Experience Reporting Procedures...................................

         THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT is made and entered into as of this 1st day of June 2002, between WYETH, a corporation organized and existing under the laws of Delaware, acting through its Wyeth Consumer Healthcare Division and having an address at Five Giralda Farms, Madison, New Jersey 07940 ("WCH") and IMPAX LABORATORIES, INC., a corporation organized and existing under the laws of Delaware and having an address at 3735 Castor Avenue, Philadelphia, Pennsylvania 19124 ("IMPAX").

                                    RECITALS

         WHEREAS, IMPAX has developed two loratadine/pseudoephedrine combination products and has filed an Abbreviated New Drug Application for each such product with the United States Food and Drug Administration;

         WHEREAS, WCH wishes to license IMPAX's patents and technical information with respect to such loratadine/pseudoephedrine combination products and to have IMPAX supply WCH with such products for sale as over-the-counter drugs; and

         WHEREAS, IMPAX is experienced in the manufacture of pharmaceutical products and is willing to grant such license and supply WCH with such products, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated below:

             1.1.1 "Affiliate" means, in the case of either Party, any corporation, joint venture, or other business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. "Control," as used in this Section 1.1.1, means having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term "Affiliate" does not include entities in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

             1.1.2 "ANDA" means an Abbreviated New Drug Application, as defined in the FD&C Act and applicable FDA rules and regulations.

             1.1.3 "Batch" means a Manufacturing run of Product which yields approximately one million two hundred thousand (1,200,000) tablets of Product, as the same may be amended from time to time by the mutual written agreement of the Parties.

             1.1.4 "Certificate of Analysis" means the document identifying the results of the Methods of Analysis for a specific Batch of Product in the form agreed to by the Parties.

             1.1.5 "CMC" has the meaning set forth in Section 3.1.1(ii).

             1.1.6 "Commercially Reasonable Efforts" means efforts and resources normally used by a Party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. It is anticipated that the level of effort and resources may change at different times during the product life cycle of a compound or product.

             1.1.7 "Competing Product" has the meaning set forth in Section 2.3.

             1.1.8 "Confidential Information" means either WCH Confidential Information, IMPAX Confidential Information or both, as the context requires.

             1.1.9 "Contract Year" means the period from the Effective Date through May 31, 2003 and each consecutive twelve (12) month period thereafter during the Term.

             1.1.10 "Control" or "Controlled" in the context of intellectual property rights means rights to intellectual property sufficient to allow a grant of rights to a Party.

             1.1.11 "Direct Development Cost" means (a) costs directly attributable to an activity (i.e., those costs which vary with such activity), including, but not limited to, direct labor and benefit expenses for such activity and consumable bulk and other materials, as determined in accordance with United States generally accepted cost accounting practices consistently applied, plus (b) fixed overhead costs allocable to the activity, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such activity, as determined in accordance with United States generally accepted cost accounting practices consistently applied. In no event shall any costs included in Direct Manufacturing Costs be included in Direct Development Costs.

             1.1.12 "Direct Manufacturing Cost" means (a) costs directly attributable to Manufacturing, quality assurance and quality control related to a unit of Product on a per tablet basis, including, but not limited to, direct labor and benefit expenses for Manufacturing, and consumable bulk and other product materials, as determined in accordance with United States generally accepted cost accounting practices consistently applied, plus (b) fixed Manufacturing overhead costs allocable to the Product based on the actual percentage utilization (including start-up and shut-down time) of the capacity of the manufacturing facility, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such utilization of the manufacturing facility, as determined in accordance with United States generally accepted cost accounting practices consistently applied. In no event shall charges for (i) idle capacity or underutilized facilities or (ii) any Direct Development Costs be included in Direct Manufacturing Costs.

             1.1.13 "D-12 Product" means a twelve (12) hour extended release tablet containing 5 mg Loratadine and 120 mg Pseudoephedrine meeting the Specifications therefor.

             1.1.14 "D-24 Product" means a twenty-four (24) hour extended release tablet containing 10 mg Loratadine and 240 mg Pseudoephedrine meeting the Specifications therefor.

             1.1.15 "Effective Date" means the date determined pursuant to
Section 14.10.

             1.1.16 "Exclusive Territory" means the world, except the countries of China (including Hong Kong), Taiwan, Singapore, Malaysia, The Philippines, Indonesia, Myanmar, Brunei, Cambodia, Vietnam, Thailand, Laos and the Semi-Exclusive Territory.

             1.1.17 "Facility" means IMPAX's facilities located at Hayward, California or any other facility located in the United States approved in writing by WCH for the Manufacture of Product, such approval not to be unreasonably withheld or delayed.

             1.1.18 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

             1.1.19 "FD&C Act" means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

             1.1.20 "FTO Status" means that (i) final Regulatory Approval (which includes without limitation WCH's consumer labeling and packaging) and, if applicable, Pricing Approval to market Product have been obtained, (ii) all legal claims, actions, proceedings and appeals with respect to a Product, including without limitation the Patent Litigations, have been finally resolved in WCH's and in IMPAX's favor or discontinued, and (iii) all relevant patents have expired, been declared invalid or determined by WCH not to be infringed by a Product.

             1.1.21 "Good Clinical Practice" or "GCP" means the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the laws and regulations of the European Union and other Regulatory Authorities in countries in which Products are intended to be sold, to the extent such standards are not inconsistent with GCP under the FD&C Act.

             1.1.22 "Good Laboratory Practice" or "GLP" means the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the laws and regulations of the European Union and other Regulatory Authorities in countries in which Products are intended to be sold, to the extent such standards are not inconsistent with GLP under the FD&C Act.

             1.1.23 "Good Manufacturing Practice" or "GMP" means the then current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the applicable laws and regulations of the European Union and other Regulatory Authorities in countries in which Products are intended to be sold, to the extent such standards are not inconsistent with GMP under the FD&C Act.

             1.1.24 "Identity Criteria" means the [XXXXXX] * for Loratadine and Product provided in writing by WCH to IMPAX, as the same may be amended from time to time by the mutual written agreement of the Parties.

             1.1.25 "Identity Tests" means the [XXXXXX]* provided in writing by WCH to IMPAX, as the same may be amended from time to time by the mutual written agreement of the Parties.

             1.1.26 "IMPAX Confidential Information" means all Technical Information pertaining to IMPAX's business or its Manufacturing operations disclosed by IMPAX to WCH hereunder. It is understood and agreed that nothing in this Agreement shall require IMPAX to disclose to WCH any of Schering Corporation's confidential information or any other confidential information or documentation that pertains solely to Schering Corporation and IMPAX hereby agrees not to disclose any such information to WCH.

             1.1.27 "IMPAX Patents" shall mean those Patents owned or Controlled by IMPAX during the Term that claim a Product, its manufacture or method of use, including the Patents which are set forth on Exhibit A hereto.

             1.1.28 "Indemnified Party" has the meaning set forth in Section 8.1.3.

             1.1.29 "Indemnifying Party" has the meaning set forth in Section 8.1.3.

             1.1.30 "Launch" means the date on which Product in the OTC Field is sold by WCH or one of its Affiliates for the first time to a Third Party for commercial distribution in a particular country in the Territory.

             1.1.31 "Loratadine" means pharmaceutical active ingredient with the following chemical composition: ethyl 4-(8-chloro-5, 6-dihydro-11H-benzo [5,6] cyclohepta [1,2-b] pyridin-11-ylid-ene)-1 piperidinecarboxylate.







______________________________

* Filed under an application for confidential treatment.

             1.1.32 "Manufacture," "Manufactured" or "Manufacturing" means all activities involved in the production of Products to be supplied to WCH or its Affiliates hereunder, including, without limitation, the preparation, formulation, finishing, testing, packaging, storage and labeling of Products and the handling, storage and disposal of any residues or wastes generated thereby.

             1.1.33 "Materials" means all materials, including, without limitation, all raw materials, ingredients, packaging supplies and labels, required for the Manufacture of Products.

             1.1.34 "Methods of Analysis" means the regulatory analytical test methods for the D-12 Product set forth in ANDA 76-050 and for the D-24 Product set forth in ANDA 75-989, as the same may be amended from time to time in accordance with the provisions of Section 5.3.

             1.1.35 "NDA" means a New Drug Application, as defined in the FD&C Act, and applicable FDA rules and regulations.

             1.1.36 "Net Sales" means the gross invoice price for Product sold by WCH or its Affiliates (or sublicensees pursuant to Section 2.1.2) to a Third Party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product; (ii) credits or allowances actually granted for damaged goods, returns or rejections of Product; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of Product, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount) which are included in billing amount; (iv) uncollectible accounts; (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities. Such amounts shall be determined from the books and records of WCH, its Affiliates and their respective sublicensees pursuant to Section 2.1.2 maintained in accordance with U.S. generally accepted accounting principles consistently applied. Sales between or among WCH, its Affiliates and its sublicensees pursuant to Section 2.1.2 shall be excluded from the computation of Net Sales if such Affiliates or sublicensees are not end-users, but Net Sales shall include the subsequent final sales to Third Parties by any such Affiliates or sublicensees.

             1.1.37 "OTC Field" means the area of non-prescription (i.e., not requiring, by law or regulation, a prescription from a medical doctor) and/or over-the-counter sales for all human pharmaceutical uses.

             1.1.38 "Party" means WCH or IMPAX or both, as the context requires.

             1.1.39 "Patent Litigations" has the meaning set forth in Section
3.2.

             1.1.40 "Patents" means all patents and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, reexamination certificates, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

             1.1.41 "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority.

             1.1.42 "PPI Adjustment" has the meaning set forth in Section 6.3.2.

             1.1.43 "Pricing Approval" means any approval for price or reimbursement as may be necessary or appropriate as a prerequisite for marketing any Product in the OTC Field in a particular country of the Territory.

             1.1.44 "Product" means D-12 Product or D-24 Product or both, as the context requires.

             1.1.45 "Pseudoephedrine" means the pharmaceutical active ingredient known as pseudoephedrine sulfate, USP.

             1.1.46 "Recall" means any action by any Party to recover title to or possession of Product sold or shipped to Third Parties or the failure by a Party to sell or ship Product to Third Parties that would have been subject to recall if it had been sold or shipped.

             1.1.47 "Regulatory Approval" means all authorizations by the competent Regulatory Authorities which are required for the manufacture, marketing, promotion, pricing, sale and use of a Product in a given country or regulatory jurisdiction in the Territory.

             1.1.48 "Regulatory Authority" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval and/or Pricing Approval for Products in a country in the Territory.

             1.1.49 "Regulatory Documents" means all regulatory submissions, correspondence, and written descriptions and written accounts of conversations, with Regulatory Authorities, Regulatory Approvals and Pricing Approvals.

             1.1.50 "Related Infringement" has the meaning set forth in Section 11.2.1.

             1.1.51 "Rolling Forecast" has the meaning set forth in Section 4.2.

             1.1.52 "Seizure" means any action by FDA or any other Regulatory Authority to detain or destroy Product or prevent the release of Product.

             1.1.53 "Semi-Exclusive Territory" means the countries of Japan and Korea; "semi-exclusive license" means that IMPAX may either Manufacture and sell Products for the OTC Field in its own name in each country in the Semi-Exclusive Territory or license one (1) other Person (other that WCH) in each country of the Semi-Exclusive Territory to make, have made, market, promote, use, distribute, sell, have sold, import and export Products for the OTC Field.

             1.1.54 "Specifications" means the specifications for the D-12 Product set forth in ANDA 76-050 and for the D-24 Product set forth in ANDA 75-989, as the same may be amended from time to time in accordance with the provisions of Section 5.3.

             1.1.55 "Technical Information" means (a) techniques and data, including ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, studies, test data, including pharmacological, toxicological and clinical test data (including bioequivalence studies), chemistry manufacturing and control data, analytical and quality control data, manufacturing, patent data or descriptions relating to any Product, and (b) chemical formulations, compositions of matter, product samples and assays relating to any Product.

             1.1.56 "Term" has the meaning set forth in Section 9.1.

             1.1.57 "Territory" shall mean both the Exclusive and Semi-Exclusive Territory.

             1.1.58 "Third Party" means any Person other than WCH, IMPAX and their respective Affiliates.

             1.1.59 "WCH Confidential Information" means all Technical Information and all information and data pertaining to WCH's business or products disclosed by WCH to IMPAX hereunder, including, without limitation, marketing and sales plans, artwork, formats, logos, drawings, customer lists and operating procedures and all ordering and sales information.

             1.1.60 "$" means United States dollars.

         1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (ii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) Article and Section headings shall not affect the meaning or construction of any provision of this Agreement.

                                   ARTICLE II
                          GRANT OF RIGHTS; EXCLUSIVITY

         2.1 Grant of License.

             2.1.1 IMPAX hereby grants to WCH an exclusive license within the Exclusive Territory and a semi-exclusive license within the Semi-Exclusive Territory, both with the right to grant sublicenses, under the IMPAX Patents and IMPAX's Technical Information and Regulatory Documents, to market, promote, use, distribute, sell, have sold, import and export Products for the OTC Field during the Term of this Agreement. WCH shall notify IMPAX in writing prior to having the name of any Third Party on a Product label. Notwithstanding the exclusive license set forth above, IMPAX shall be permitted to Manufacture and sell the D-12 Product to Schering Corporation in the United States, its territories and possessions.

             2.1.2 IMPAX hereby grants WCH an exclusive license within the Exclusive Territory and a semi-exclusive license within the Semi-Exclusive Territory, both with the right to grant sublicenses, under the IMPAX Patents and IMPAX's Technical Information and Regulatory Documents, to make and have made Products for the OTC Field during the Term under the circumstances described in
Section 2.2. IMPAX shall provide WCH with a hard copy of IMPAX's Technical Information, ANDA 76-050, ANDA 75-989 and Regulatory Documents relating to the Products and WCH shall have the right to file such Technical Information, ANDAs and Regulatory Documents with Regulatory Authorities, and reference the same in WCH's applications for Regulatory Approval, as necessary or advisable to obtain Regulatory Approval of Products. Upon WCH's request, IMPAX agrees to execute such further documents requested by WCH evidencing WCH's rights hereunder. The right to grant sublicenses of the rights granted under this Section 2.1.2 to Affiliates and Third Parties shall be upon IMPAX's prior written consent, which shall not be unreasonably withheld or delayed; provided however that any sublicensee under this Section 2.1.2 must agree in writing to be bound by WCH's obligations under this Agreement including but not limited to Article X and
Section 6.2. Notwithstanding the exclusive license set forth above, IMPAX shall be permitted to grant Schering Corporation a license under the IMPAX Patents and IMPAX's Technical Information and Regulatory Documents to make and have made the D-12 Product in the United States, its territories and possessions.

         2.2 Right to Manufacture. WCH shall have the right to manufacture Products pursuant to the license set forth in Section 2.1.2 at any time after
(i) the fifth anniversary of the Launch of a Product in the United States by WCH upon six (6) months' prior written notice to IMPAX or (ii) IMPAX notifies WCH pursuant to the last sentence of Section 5.3.2 that a change required by the FDA or other Regulatory Authority creates an unreasonable burden on IMPAX or results in the continuing compliance by IMPAX with this Agreement uneconomical, so long as WCH is not in breach of this Agreement as of the date such notice is delivered. In such event, IMPAX shall furnish to WCH or its designee, on a non-exclusive basis, all Technical Information relating to the Manufacture of Products, including all manufacturing know-how, that is reasonably necessary to enable WCH to make and have made Products and provide all technical assistance, at WCH's cost, reasonably requested by WCH.

         2.3 Exclusivity. During the Term, IMPAX and its Affiliates shall only sell Product for the OTC Field in the Exclusive Territory to WCH and shall not market, promote, use, distribute, sell, have sold, import, export, make or have made either a twelve-hour or twenty-four hour, extended release Loratadine and Pseudoephedrine combination product (other than the Products) which is, in dosage strength, identical to either Product (a "Competing Product") to a Third Party for the OTC Field in the Exclusive Territory. Notwithstanding the foregoing, IMPAX shall be permitted (i) to Manufacture and sell D-12 Product to Schering Corporation in the United States, its territories and possessions; and
(ii) to market, promote, use, distribute, sell, have sold, import, export, make or have made a Competing Product that IMPAX or its Affiliate acquires through an acquisition, divestiture, merger, joint venture or other business combination, provided that such Competing Product did not account for more than seventy percent (70%) of the sales of the business acquired by IMPAX or its Affiliate in such transaction during the twelve (12) month period immediately preceding the consummation of such transaction.

         2.4 Non-Compete. During the Term, neither WCH nor its Affiliates shall market, promote, use, distribute, sell, have sold, import, export, make or have made a Competing Product for the OTC Field in the Territory. Notwithstanding the foregoing, WCH and its Affiliates shall be permitted to market, promote, use, distribute, sell, have sold, import, export, make or have made a Competing Product acquired by WCH or its Affiliates through an acquisition, divestiture, merger, joint venture or other business combination, provided that such Competing Product did not account for more than seventy percent (70%) of the sales of the business acquired by WCH or its Affiliate in such transaction during the twelve (12) month period immediately preceding the consummation of such transaction.

         2.5 IMPAX Patents. IMPAX shall be responsible, at its cost and expense, for prosecuting to issuance all patent applications within the IMPAX Patents, for filing and prosecuting all patent reissues and re-examinations, for applying for and obtaining any available patent term extensions and supplementary protection certificates, and for paying all maintenance fees, on a large-entity basis, on all patent applications and patents which constitute IMPAX Patents under this Agreement.

         2.6 Reservation of Rights. All rights under the IMPAX Patents, IMPAX's Technical Information, IMPAX Confidential Information and IMPAX's Regulatory Documents not expressly granted herein to WCH are reserved to IMPAX.

                                   ARTICLE III
                  DEVELOPMENT ACTIVITIES AND PATENT LITIGATION

         3.1 Development and Registration Responsibilities.

             3.1.1 Prior to the Effective Date IMPAX has performed the following development and registration activities:

              (i) designed, conducted and met all bioequivalency test requirements for Regulatory Approval by FDA in accordance with FDA guidance documents;

             (ii) designed and conducted all dosage form, formulation, process, and chemistry manufacturing and control ("CMC") and related technical studies on Products, including preparation of dosage form CMC regulatory documents required for FDA review and approval of the Products; and

             (iii) FDA acceptance for filing of ANDA No. 76-050 and ANDA No.
                   75-989 with FDA seeking approval of the D-12 Product and D-24 Product, respectively, as generic prescription drugs and is prepared for FDA's pre-approved inspection.

             3.1.2 At WCH's request, IMPAX shall supplement and/or amend ANDA No. 76-050 and ANDA No. 75-989 to include WCH's consumer labeling and packaging and any other documentation necessary or advisable to support WCH's consumer labeling and packaging for the OTC Field for the Products. IMPAX shall, at its expense, (i) complete the construction, installation, commissioning, IQ, OQ and PQ of all Facilities and all equipment necessary for Manufacture of Products and
(ii) conduct all scale up and validation activities for FDA approval of Products.

             3.1.3 IMPAX shall own and maintain ANDA No. 76-050 and ANDA No. 75-989 and shall use its Commercially Reasonable Efforts to pursue, and at its expense perform any additional development activities to obtain, final FDA approval of these ANDAs for the OTC Field. WCH may submit applications for Regulatory Approval for Products in the Territory as it deems advisable (including NDAs); provided that WCH shall not be required to make any such submissions for Regulatory Approval unless it determines to do so in its sole discretion. Except for ANDA No. 76-050 and ANDA No. 75-989, WCH shall file, own and maintain all other submissions for Regulatory Approval and Pricing Approval of Products for the OTC Field in the Exclusive Territory. IMPAX shall be responsible for providing the CMC and related technical components of such submissions, as jointly determined by the Parties. Upon WCH's request and at WCH's cost, IMPAX shall use Commercially Reasonable Efforts to provide additional registration batches (including stability and analytical testing) and required documentation to support any NDA that WCH may submit in the United States. WCH shall bear the full cost of any additional studies required for Regulatory Approval of the Products outside of the United States. To the extent that IMPAX undertakes any additional development work which is not required for FDA approval of a Product, at WCH's written request, to support Regulatory Approval in the Territory outside the United States, WCH shall reimburse IMPAX for the Direct Development Cost thereof.

             3.1.4 The Parties shall cooperate with, and assist, each other in connection with their activities hereunder including without limitation the protocol for scale up and validation and addressing regulatory questions, and preparing updates and supplements to regulatory filings for Product for the OTC Field in the Territory. IMPAX shall be responsible for all communications with FDA regarding ANDA No. 76-050 and ANDA No. 75-989. WCH shall be responsible for all communications with the FDA and other Regulatory Authorities regarding applications for Regulatory Approval submitted by WCH and post-Regulatory Approval regulatory requirements for Product marketed by WCH for the OTC Field in the Territory, including pharmacovigilance and Adverse Drug Experience reporting, unless otherwise agreed in advance in writing by the Parties.

             3.1.5 Each Party represents that it has complied and shall comply with all applicable GLP, GCP and GMP in the conduct of the development activity performed by it for the Products.

             3.1.6 Upon WCH's request, IMPAX shall use Commercially Reasonable Efforts to eliminate animal derived materials from the Products and WCH shall reimburse IMPAX for the actual costs incurred by IMPAX (provided that such are approved in writing by WCH prior to being incurred by IMPAX) in connection therewith.

         3.2 Patent Litigations. Schering Corporation ("Schering") has instituted lawsuits against IMPAX for patent infringement with respect to the D-12 Product and the D-24 Product. In Schering Corp. v. IMPAX Laboratories, Inc., Civil Action No. 01-0520 (D.N.J.), Schering has charged infringement of U.S. Patent 4,659,716 (the "'716 patent") with respect to the D-12 Product. In Schering Corp. v. IMPAX Laboratories, Inc., Civil Action No. 01-0009 (D.N.J.), Schering has charged infringement of both the '716 patent and U.S. Patent 5,314,697 (the "'697 patent") with respect to the D-24 Product (collectively, Civil Action No. 01-0520 (D.N.J.) and Civil Action No. 01-0009 (D.N.J.), are referred to herein as the "Patent Litigations"). Schering has also alleged in both actions that it may be necessary in the future to expand the actions to include claims for infringement of U.S. Patent 4,863,931 (the "'931 patent"). Both of these cases have been consolidated, for pretrial purposes, with other patent infringement actions that Schering has filed against other defendants, with this consolidated action identified as Schering Corp. v. Geneva Pharmaceuticals, Inc., Civil Action Nos. 98-1259 (JAG)(GDH); 99-2237 (JAG)(GDH); 00-0255 (JAG)(GDH); 99-2820 (JAG)(GDH); 00-1439 (JAG)(GDH); 00-1657 (JAG)(GDH);
00-2944 (JAG)(GDH); 01-0009 (JAG)(GDH); 01-0279 (JAG)(GDH); 01-0520 (JAG)(GDH);
and 02-0328 (JAG)(GDH). IMPAX agrees to diligently defend the allegations against it in the Patent Litigations and to use all reasonable efforts to have the '716 and '697 patents (and also the '931 patent, to the extent any claims are made in the future of infringement of the '931 patent) declared invalid, unenforceable and/or not infringed by the D-12 Product and D-24 Product, including, but not limited to, by defending all appeals by Schering, and by filing and diligently prosecuting all reasonable appeals of any ruling or decision adverse to IMPAX. WCH agrees to reasonably cooperate with IMPAX in the conduct of the Patent Litigations and other proceedings involving WCH. All liabilities, damages attorneys fees and other costs and expenses incurred in connection with defending the Patent Litigations (including any claim of infringement of the '931 patent) and defending and prosecuting all related appeals shall be borne by IMPAX. IMPAX shall keep WCH promptly informed of any material developments and shall from time to time consult with WCH regarding the status of the Patent Litigations and shall provide WCH with copies of all documents, not containing Schering's confidential information, which are filed in, and all unprivileged written communications relating to the Patent Litigations. Notwithstanding anything to the contrary in this Agreement but subject to the next sentence, IMPAX shall have no obligation to supply either Product to WCH prior to the earlier of (i) a United States District Court decision that claims 1 and 3 of the `716 Patent are either invalid, unenforceable or not infringed by such Product or (ii) October 21, 2004 and IMPAX shall have no obligation to supply the D-24 Product to WCH prior to the earlier of (i) a United States District Court decision that the `697 Patent is either invalid, unenforceable or not infringed by the D-24 Product or (ii) April 23, 2013, unless after July 25, 2003 WCH provides IMPAX with an indemnity agreement acceptable to IMPAX for any damages assessed against IMPAX for infringement of such Patent prior to the occurrence of the first of such events, such acceptance by IMPAX not to be unreasonably withheld or delayed. The foregoing shall not relieve IMPAX of its obligation to supply WCH with Product solely for uses reasonably related to the development and submission of information under the FD&C Act.

         3.3 Joint Defense Agreement. Promptly following the Effective Date, the Parties shall enter into a joint defense agreement mutually acceptable to both Parties containing customary terms and conditions for the purpose of, among other things, preserving confidentiality and any applicable privilege attaching to information and data exchanged by the Parties and pursuant to this Agreement. IMPAX agrees to provide to WCH pursuant to the joint defense agreement a copy of the written opinion of IMPAX's outside counsel, with copies of all documents referenced in said opinion, regarding the validity or invalidity of [XXXXXX] * U.S. Patent [XXXXXX]*.

         3.4 Product Launch. WCH shall not be required to Launch Products in any country unless it determines, in its sole discretion, to do so. If WCH does not, subject to supply by IMPAX of launch quantities of such Product pursuant to the forecasts set forth in Section 4.2, use Commercially Reasonable Efforts to Launch a Product in the OTC Field (i) in the United States within three (3) months, or (ii) in the another country in the Territory within five (5) months, following such Product having FTO Status for the OTC Field in such country, then IMPAX, at its option and as its sole and exclusive remedy, may, upon written notice to WCH, convert the licenses granted hereunder in such country for such Product under the IMPAX Patents and Technical Information to non-exclusive licenses (and thereby remove the restrictions placed on IMPAX in Section 2.3 for such Product in such country) unless within thirty (30) days after such written notice WCH Launches Product in the OTC Field in such country. Following the Launch of a Product in any country of the Territory, WCH shall use Commercially Reasonable Efforts to market such Product in such country; provided that nothing shall require WCH to continue marketing a Product in a country if WCH determines, in its sole judgment, that such Product may be subject to a regulatory or other legal action or infringe any intellectual property right of any Third Party in such country. WCH shall promptly notify IMPAX in writing of such discontinuance. If within thirty (30) days after receipt of IMPAX's written request, WCH does not resume marketing such Product in such country, then IMPAX, at its option and as its sole and exclusive remedy, may, upon written notice to WCH, convert the licenses granted hereunder in such country for such Product under the IMPAX Patents and Technical Information to non-exclusive licenses (and thereby remove the restrictions placed on IMPAX in Section 2.3 for such Product in such country). If at anytime after Launch of a Product in a country, IMPAX reasonably believes that WCH is not using Commercially Reasonable Efforts to market such Product in such country, then IMPAX shall notify WCH and if WCH does not begin to use Commercially Reasonable Efforts to market such Product within such country within thirty (30) days after such written notice, then IMPAX, at its option and as its sole and exclusive remedy, may, upon written notice to WCH, convert the licenses granted hereunder in such country for such Product under the IMPAX Patents and Technical Information to non-exclusive licenses (and thereby remove the restrictions placed on IMPAX in Section 2.3 for such Product in such country).







______________________________

* Filed under an application for confidential treatment.

                                   ARTICLE IV
                                     SUPPLY

         4.1 Supply. During the Term, WCH shall order from IMPAX, subject to WCH's right to Manufacture Products set forth in Section 2.2, WCH's requirements of Products for the OTC Field in the Territory and IMPAX shall Manufacture and deliver Products to WCH, subject to (i) WCH having complied with its obligation to provide Rolling Forecasts pursuant to Section 4.2 and (ii) IMPAX's ability to source active ingredient (provided that IMPAX has used Commercially Reasonable Efforts to do so) in the event that such ability is impaired by WCH's refusal to approve, or withdrawal of approval for, a supplier of active ingredient, in such quantities, in such packaging and at such times as ordered by WCH. IMPAX shall maintain the resources necessary to Manufacture Products at the Facility and shall provide, at its own expense, all equipment, Materials and labor necessary to do so. If IMPAX's Manufacturing obligations for all products that use the same equipment and resources at the Facility as the Products exceed eighty five percent (85%) of its total capacity for such equipment and resources at the Facility for more than thirty (30) consecutive days, IMPAX shall notify WCH in writing and, upon WCH's request, IMPAX shall use Commercially Reasonable Efforts to increase its Manufacturing capacity at the Facility to maintain a better that eighty five percent (85%) ratio. If any batch of Loratadine or Product fails to meet the Identity Criteria based on the Identity Testing performed pursuant to
Section 5.2, the Parties shall be relieved of their respective obligations to supply and accept delivery of Product relating to said failed batch.

         4.2. Forecasts. At least four and one-half (4 1/2) months prior to the anticipated Launch date (provided that the anticipated Launch date shall be at least four and one-half (4 1/2) months after the date on which WCH provides IMPAX with the Identity Criteria or notifies IMPAX in writing that none are required) in each country of the Territory, WCH shall submit to IMPAX a forecast of the quantity of Product that WCH anticipates ordering from IMPAX for such country during the twelve (12) month period (broken down by Product and by month) following Launch and every month thereafter at least three (3) months prior to the beginning of the period covered by the forecast WCH shall update such forecast on a rolling twelve (12) months basis (each, a "Rolling Forecast"). WCH shall place purchase orders pursuant to Section 4.3 for at least the quantity of Product specified in the first three (3) months of each such Rolling Forecast and the remaining nine (9) months shall be a non-binding estimate prepared by WCH using Commercially Reasonable Efforts. Except as set forth in the immediately preceding sentence, WCH shall not be required to order any fixed minimum quantity of Product, notwithstanding any forecast or prior course of dealing. If WCH fails to give IMPAX Rolling Forecasts as specified above after notice by IMPAX of such failure the prior three (3) months Rolling Forecast shall apply. IMPAX shall use Commercially Reasonable Efforts to allocate capacity at the Facility to WCH so that it can supply WCH with [XXXXXX]* tablets of D-12 Product per calendar month and [XXXXXX]* tablets of the D-24 Product per calendar month.

         4.3 Orders and Delivery. WCH shall place its firm orders for Products with IMPAX by submitting a purchase order which sets forth (i) the quantity of Product ordered for delivery; and (ii) the delivery date for that order. Unless IMPAX notifies WCH in writing within fifteen (15) days of receipt of a purchase order that it is unable to deliver Products in accordance with such purchase order, IMPAX shall be deemed to have accepted such purchase order as a binding order. If IMPAX notifies WCH that it is unable to fill such purchase order, it shall indicate the portion of such purchase order IMPAX cannot supply by the requested delivery date and specify alternate delivery dates. WCH may cancel any firm purchase order (in whole or in part) at any time prior to the delivery for any quantity of Product; provided that, except in the event that this Agreement is being terminated by WCH pursuant to Section 9.2, 9.3.3 or 9.3.4 or by IMPAX pursuant to Section 5.3.2 or 9.2.3, (i) if IMPAX has completed the Manufacture of Products pursuant to such firm purchase order, WCH shall pay the price therefor and (ii) if IMPAX has commenced but not completed the Manufacture of Product pursuant to such firm purchase order, WCH shall reimburse IMPAX for Material and labor costs in respect of any works-in-progress or Materials orders pursuant to such cancelled purchase order (or part thereof) at the time notice of cancellation is received by IMPAX. All Products shall be delivered F.O.B. the Facility in accordance with WCH's instructions. Time is of the essence for all deliveries of Products.

         4.4 Manufacturing Date. IMPAX shall schedule its Manufacturing operations so that all Products delivered have the maximum shelf life reasonably possible and in any event no Product delivered hereunder shall have less than expiry less two (2) months of shelf life (unless a longer period of time is agreed to by the Parties), based on the dating included on such Products' packaging, remaining at the time of delivery.

         4.5 Inconsistent Terms and Conditions. The terms and conditions of any invoice, acknowledgement or similar document provided by IMPAX for Products, or any terms and conditions of purchase orders provided by WCH for Products, which are inconsistent with or in addition to the terms of this Agreement, shall be null and void.

                                    ARTICLE V
                      COMPLIANCE, QUALITY AND ENVIRONMENTAL

         5.1 Compliance with Law. IMPAX and, if WCH is Manufacturing Product pursuant to Section 2.2, WCH shall conduct its Manufacturing operations hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement. IMPAX and, if WCH is Manufacturing Product pursuant to Section 2.2, WCH shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement. To the extent necessary for the Regulatory Approval of Products, IMPAX and, if WCH is Manufacturing Product pursuant to Section 2.2, WCH shall permit the inspection of its premises by Regulatory Authorities and shall supply all documentation and information to obtain or maintain Regulatory Approval of Products.




______________________________

* Filed under an application for confidential treatment.

         5.2 Manufacturing Quality. IMPAX shall obtain all Materials from WCH approved suppliers. All Products shall be Manufactured at the Facility and in accordance with GMPs. IMPAX shall sample and analyze all Materials upon receipt to ensure that such Materials are free of defects and meet the applicable specifications therefor. Until WCH notifies IMPAX in writing that such practice may be suspended or discontinued, IMPAX shall provide samples from each batch of Loratadine to be used in the Manufacture of any Product and samples from each Batch of Product to [XXXXXX]* (or such other contract laboratory specified by WCH) to perform the Identity Testing to ensure that such Loratadine and Product, as the case may be, meet the Identity Criteria. IMPAX shall promptly provide WCH with the results of such Identity Tests. [XXXXXX]* (or such other laboratory specified by WCH) shall bill WCH directly for such services, and such amounts shall not be included in Direct Manufacturing Cost. IMPAX shall not use any Loratadine in the Manufacture of Product that does not meet the Identity Criteria and shall not ship any Product to WCH that does not meet the Identity Criteria. IMPAX shall take all necessary steps to prevent contamination and cross contamination of Products. Products shall be unadulterated (within the meaning of the FD&C Act) and free from contamination, diluents and foreign matter in any amount. IMPAX shall perform the quality control tests with respect to Products in accordance with the Methods of Analysis, the cost of the same to be included in the price hereinafter specified. IMPAX shall promptly, upon completion of such tests, deliver to WCH a copy of the record of such tests performed on, and a Certificate of Analysis for, each Batch of Product. At WCH's request, IMPAX shall deliver a representative sample (in the same amount as the sample that IMPAX retains for its own purposes) from each Batch of Product to WCH's designated representative. On the Effective Date or promptly thereafter, the Parties shall execute and deliver to each other the Quality Agreement substantially in the form of Exhibit C. Each Party agrees to perform its respective obligations under the Quality Agreement in accordance with such agreement.

         5.3 Manufacturing Changes.

             5.3.1 IMPAX shall not make any changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis without the prior written consent of WCH, which consent shall not be unreasonably withheld. If either Party requests in writing a change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to any Product that is not the result of a requirement of FDA or any other Regulatory Authority, the other Party shall use Commercially Reasonable Efforts to make or accept such change, as the case may be. The requesting Party shall provide the other Party with a detailed written report of all proposed changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis.





______________________________

* Filed under an application for confidential treatment.

             5.3.2 If FDA or any other Regulatory Authority requests or requires any change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to any Product the Parties shall meet and discuss an implementation plan for such change and use all Commercially Reasonable Efforts to accommodate such change to meet the FDA's or such other Regulatory Authority's requirements. Each Party will bear its respective costs associated with, or incurred as a result of, such change. Each Party agrees to promptly forward to the other copies of any written communication received by such Party from the FDA or any other Regulatory Authority that may affect the Manufacture or supply of any Product as contemplated herein. Notwithstanding the foregoing, if after Launch of the D-12 Product IMPAX determines, in the exercise of its reasonable judgment, that a change required by the FDA or other Regulatory Authority creates an unreasonable burden on IMPAX or results in the continuing compliance by IMPAX with this Agreement uneconomical and if, upon IMPAX's request, WCH does not agree (i) to pay the incremental cost of complying with the changes required by FDA or such other Regulatory Authority (which costs shall not be included in Direct Manufacturing Costs hereunder to the extent paid by WCH), or (ii) to exercise its right to Manufacture pursuant to Section 2.2, then IMPAX may by notice in writing to WCH, given no later than thirty (30) days after such refusal by WCH, terminate this Agreement.

         5.4 Testing by WCH. WCH may test the Product samples in accordance with the applicable Methods of Analysis. If the analysis of any Product performed by or for WCH differs from IMPAX's analysis of the same Batch, WCH shall advise IMPAX and IMPAX and WCH agree to consult with each other in order to explain and resolve the discrepancy between each other's determination. If, after a good faith attempt by the Parties to do so, such consultation does not resolve the discrepancy, an independent, reputable laboratory designated by WCH and reasonably acceptable to IMPAX (such acceptance not to be unreasonably withheld or delayed) shall repeat the applicable Methods of Analysis on representative samples from such Batch provided by or for WCH. The costs of the independent laboratory referred to above shall be borne by (i) WCH if such laboratory determines that the Product conforms to the Specifications or (ii) IMPAX if such laboratory determines that the Product does not conform to the Specifications. If so requested by WCH in writing, IMPAX shall promptly send a new Batch of Product (of similar quantity as to the amount of such Product being analyzed as set forth above) to WCH. WCH shall not be obligated to pay for any Product (and if WCH has paid for such Product IMPAX shall promptly reimburse WCH) that such laboratory determines that does not conform to the Specifications, but shall be obligated to pay for any new Batch of Product which conforms to the Specifications that is sent as specified above, except that IMPAX shall pay all transportation costs for such replacement Batch. If WCH shall reject any Batch of Product, IMPAX's only obligation and liability to WCH shall be to replace the rejected Batch of Product.

         5.5 Samples and Record Retention. IMPAX shall retain records and retention samples of each Batch of Product for at least thirty-six (36) months after the expiration date of that Batch and shall make the same available to WCH upon request. Retention samples shall only be destroyed after the required holding period and then only after notice to WCH. During and after the Term, IMPAX shall assist WCH with respect to any complaint, issue or investigation relating to Product.

         5.6 Inspection.

             5.6.1 IMPAX shall give access to representatives of WCH, at all reasonable times and upon reasonable notice during regular business hours, to the Facility and any other facility in which Products are Manufactured, tested and/or stored, and to all Manufacturing records with respect to Products for the purpose of inspection. WCH shall have the right while at any such Facility to inspect IMPAX's records, permits, and licenses to evaluate work practices and compliance with all applicable FDA and other Regulatory Authority laws and regulations, occupational health and safety, and environmental laws and regulations, controlled substances laws and regulations, GMP and warehousing practices and procedures. Upon WCH's request, IMPAX shall provide copies of Batch records, quality control, quality assurance and validation documents reasonably relating to the Product. Notwithstanding any inspection performed by WCH, IMPAX shall remain solely responsible for operating its Facilities and for complying with its obligations under this Agreement. Neither the rights granted to WCH pursuant to this Section 5.6.1, nor any inspection performance by WCH, shall impose any liability on WCH, except in the case of gross negligence or willful misconduct on the part of WCH.

             5.6.2 At any time during which WCH is Manufacturing Product pursuant to Section 2.2, WCH shall give access to representatives of IMPAX, at all reasonable times and upon reasonable notice during regular business hours, to the facility in which Products are Manufactured, tested and/or stored, and to all Manufacturing records with respect to Products, for the purpose of inspection. IMPAX shall have the right while at any such facility to inspect WCH's records, permits, and licenses to evaluate work practices and compliance with all applicable FDA and other Regulatory Authority laws and regulations, occupational health and safety, and environmental laws and regulations, controlled substances laws and regulations, GMP and warehousing practices and procedures. Upon IMPAX's request, WCH shall provide copies of Batch records, quality control, quality assurance and validation documents reasonably related to the Product. Notwithstanding any inspection performed by IMPAX, WCH shall remain solely responsible for operating its facilities and for complying with its obligations under this Agreement. Neither the rights granted to IMPAX pursuant to this Section 5.6.2, nor any inspection performance by IMPAX, shall impose any liability on IMPAX, except in the case of gross negligence or willful misconduct on the part of IMPAX.

         5.7 Adverse Drug Experience Reporting. Each Party shall fully, accurately and promptly provide to the other Party with all data known to it at any time during the term of this Agreement or thereafter, which data indicate that any Product marketed by WCH is or may be unsafe, lacks utility, or otherwise does not meet Specifications in accordance with the Adverse Event Reporting Procedures set forth in Exhibit D attached hereto (as the same may be amended from time to time by notice in writing from WCH to IMPAX). WCH shall determine whether such information is required to be reported and report the same as required, to FDA and any other Regulatory Authority.

         5.8 Recalls and Seizure. Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might result in the Recall or Seizure of Product. If either Party determines that it is necessary to Recall any Product, it shall immediately notify the other Party. Prior to commencing any Recall, the Parties shall review with one another the manner in which the Recall is to be carried out and any instructions or suggestions of the applicable Regulatory Authorities. IMPAX and WCH shall effect the Recall in the manner agreed upon between the Parties in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of any Products and to preserve the goodwill and reputation associated with the Products and each Party. In any such situation, WCH shall have the right to make all final decisions regarding such Recall of the Products marketed by WCH.

         5.9 Environmental, Occupational Health and Safety. IMPAX shall report to WCH, and, if WCH is Manufacturing Product pursuant to Section 2.2, WCH shall report to IMPAX, as soon as possible after any of the following incidents related to the Manufacturing operations hereunder occurs:

             (i)   significant injuries or occupational illness;

             (ii)  property damage in excess of $50,000;

             (iii) inspections by any environmental protection agency or occupational health and safety agency; or

             (iv) requests for information, notices of violations or other significant governmental and safety agency communications relating to environmental, occupational health and safety compliance.

         IMPAX shall only use waste haulers, brokers and disposal sites which WCH has approved in writing for hazardous waste generated by the Manufacturing operations, such approval not to be unreasonably withheld or delayed. IMPAX shall have title to and be responsible for disposing in an environmentally safe manner all residue and waste resulting from the Manufacturing operations performed by it hereunder. IMPAX shall not use WCH trademarks or trade dress to identify any waste materials or residues.

         At any time during which WCH is Manufacturing Product pursuant to
Section 2.2, WCH shall only use waste haulers, brokers and disposal sites which IMPAX has approved in writing for hazardous waste generated by the Manufacturing operations, such approval not to be unreasonably withheld or delayed. WCH shall have title to and be responsible for disposing in an environmentally safe manner all residue and waste resulting from the Manufacturing operations performed by it hereunder.

                                   ARTICLE VI
                  LICENSE PAYMENTS, ROYALTIES, AND SUPPLY PRICE

         6.1 License Payments. Subject to Section 9.3.3, WCH shall make the following non-refundable license payments to IMPAX which shall be due and payable one (1) time only and within thirty (30) days after the occurrence of the corresponding event set forth below (provided that with respect to the Product to which the event relates all prior events in the list involving such Product have occurred; and provided further that this Agreement is in effect with respect to the Product to which the event relates at the time of the occurrence of such event and that notice of termination shall not have been given pursuant to Section 9.3.2 with respect to the Product to which the event relates prior to the occurrence of such event):

                      Event                                                             Payment
                      -----                                                             -------
             (i)      The Effective Date of this Agreement                              $350,000

             (ii)     Placement on stability of a D-12 Product pilot batch in
                      WCH's consumer blister packaging                                   $75,000

             (iii)    Placement on stability of a D-24 Product pilot batch in
                      WCH's consumer blister packaging                                   $75,000

             (iv)     Filing with FDA an ANDA supplement/amendment for D-12
                      Product to support 24 month expiry based on stability
                      studies in WCH's consumer blister packaging                       $100,000

             (v)      Filing with FDA an ANDA supplement/amendment for D-24
                      Product to support 24 month expiry based on stability
                      studies in WCH's consumer
                      blister packaging                                                 $100,000

             (vi)     WCH's acceptance of successful scale-up and validation
                      (based on WCH's approval of final validation report) of
                      D-12 Product                                                      $150,000

             (vii)    WCH's acceptance of successful scale-up and validation
                      (based on WCH's approval of final validation report) of
                      D-24 Product                                                      $150,000

             (viii)   The later to occur of (a) January 1, 2003 or (b) final
                      D-12 Product ANDA approval by FDA with WCH's consumer
                      labeling and blister packaging                                    $450,000

             (ix)     The later to occur of (a) January 1, 2003 or (b) final
                      D-24 Product ANDA approval by FDA with WCH's consumer
                      labeling and blister packaging                                    $450,000

             (x)      The later to occur of (a) January 1, 2003 or (b) Launch of
                      the D-12 Product by WCH in the United States                    $1,250,000

             (xi)     The later to occur of (a) January 1, 2003 or (b) Launch of
                      the D-24 Product by WCH in the United States                    $1,250,000


         6.2 Royalties.

             6.2.1 During the Term following the date of Launch of each Product in a country of the Territory through the later of five (5) years from Launch in such country and the expiration of the last to expire issued IMPAX Patent in such country, if any, WCH shall pay to IMPAX, on a quarterly basis, a royalty of [XXXXXX] * percent ([X]*%) on Net Sales of such Product (whether or not Manufactured by IMPAX, WCH pursuant to Section 2.2 or WCH's sublicensees pursuant to Section 2.1.2) sold for the OTC Field on a country-by-country basis in the Territory during the previous quarter.

             6.2.2 During any period and for each country that royalties are due and payable pursuant to Section 6.2.1, WCH shall, within thirty (30) days after each calendar quarter for sales of Product for the OTC Field in the United States and within sixty (60) days after each calendar quarter for sales of Product for the OTC Field within the Territory outside the United States, furnish to IMPAX a written quarterly report showing (i) the Net Sales of Product for the OTC Field sold by WCH and its Affiliates and sublicensees pursuant to
Section 2.1.2 during the reporting period in such country; (ii) the royalties which shall have accrued hereunder in respect of such sales in such country;
(iii) withholding taxes, if any, required by law to be deducted in respect of such royalty payments; and (iv) the exchange rates used in determining the amount of payment hereunder.

             6.2.3 Payments accrued in each quarter shall be paid to IMPAX no later than thirty (30) days after the end of such quarter for the United States and no later than sixty (60) days after the end of such quarter for all other countries. Any amounts not paid within thirty (30) days after the due date thereof shall bear interest at the rate equal to eighteen percent (18%) per annum.







______________________

* Filed under an application for confidential treatment.

             6.2.4 All royalty payments to be made pursuant to this Agreement shall be made in $. Amounts based on Net Sales in currencies other than $ shall be converted to $ at the WCH financial statement exchange rate applied by WCH on a consistent basis in WCH's own financial accounting on the date such payment is due.

         6.3 Supply Price.

             6.3.1 IMPAX shall invoice WCH for the prices set forth in Exhibit B attached hereto, subject to adjustment as set forth in Sections 6.3.2, 6.3.3 and 6.3.4, for all Products delivered to WCH hereunder. All prices are inclusive of taxes, shipping costs to the point of delivery, customs duties and other charges.

             6.3.2 The Direct Manufacturing Cost, and the quality control, Materials, labor and overhead components thereof, as of June 1, 2002 which formed the basis of the price for each Product are set forth on Exhibit B attached hereto. IMPAX shall use Commercially Reasonable Efforts to minimize the Direct Manufacturing Cost of each Product. Commencing with June 1, 2003 and each December 1st and June 1st thereafter (in each case, an "Adjustment Date"), IMPAX may propose an adjustment to the prices to reflect documented changes in Direct Manufacturing Cost per unit of Product on such June 1st or December 1st, as the case may be, as compared to the Direct Manufacturing Cost per unit of Product on June 1, 2002 for the first adjustment and thereafter on the immediately preceding June 1st or December 1st, as the case may be, (without regard to intervening fluctuations); provided that IMPAX gives WCH not less than ninety
(90) days' prior written notice of any proposed price increase and that IMPAX may not increase the price of a Product more than once during any Contract Year; and provided, further, that any such increase shall not exceed the relevant PPI Adjustment. If WCH does not accept IMPAX's proposed price increases, the Parties shall negotiate in good faith. If the Parties conclude their negotiations and agree upon Product prices, such agreed upon price increases shall be effective as of the expiration of such ninety (90) day notice period. In the event that the Parties are unable to agree during the negotiations described above, this Agreement shall be automatically terminated effective six (6) months after the expiration of such ninety (90) day notice period. Until the date of such termination, IMPAX shall supply WCH such Products at the prices then in effect without such price increase. "PPI Adjustment" means the amount calculated in accordance with the following formula:

         DMC x PPI - BPPI
               ----------
                  BPPI

Where,
DMC  =       Direct Manufacturing Cost on June 1, 2002 for the first adjustment and thereafter on the Adjustment Date immediately preceding the Adjustment Date in question;

BPPI = the Bureau of Labor Statistics Producer's Price Index for Pharmaceutical Preparations (Code 2834) on June 1, 2002 for the first adjustment and thereafter on the Adjustment Date immediately preceding the Adjustment Date in question; and

PPI  =       the Bureau of Labor Statistics Producer's Price Index for
             Pharmaceutical Preparations (Code 2834) on the Adjustment Date in question.

             6.3.3 Continuous improvement initiatives, mutually agreeable to the Parties shall be established to provide for continuous cost reductions during the Term of this Agreement. Continuous improvement teams consisting of equal representation from each Party shall use reasonable efforts to work to identify and implement cost savings at a targeted rate of five percent (5%) of WCH's purchase price per Contract Year, but the foregoing shall not constitute a guarantee by IMPAX of any cost reductions. Any documented savings shall be allocated to the Parties in proportion to the level of contribution by each Party to realize the savings. Any cost savings allocated to WCH shall be in the form of reduced purchase price.

             6.3.4 Notwithstanding any provision herein to the contrary, if at any time IMPAX makes sales of any Product to any person in any country of the Territory at a price lower than the price then in effect hereunder for such Product, such lower price shall be made available to WCH hereunder, with respect to WCH's inventory of Product in such country as well as future purchases of Product for resale in such country, for so long as IMPAX continues to make sales to such person at such lower price.

             6.3.5 WCH shall pay invoices for Products delivered hereunder in $ not later than thirty (30) days after the later of receipt of Products covered by such invoice and receipt of such invoice. In addition to its other rights and remedies, IMPAX shall have the right to assess interest on amounts past due by more than fifteen (15) days at the rate of one and one-half percent (1 1/2%) per month, or the highest rate permissible by law, if lower.

         6.4 Withholdings. Any and all income or similar taxes imposed or levied on account of the receipt of payments under this Agreement which are required to be withheld shall be paid by WCH on behalf of IMPAX and shall be paid to the proper taxing authority. Proof of payment shall be secured, if available, and sent to IMPAX by WCH as evidence of such payment in such form as required by the tax authorities having jurisdiction over WCH. Such taxes shall be deducted from the payments that would otherwise be remittable by WCH.

         6.5 Audit Rights. WCH shall have the right, at its own expense, through its independent certified public accountant (reasonably acceptable to IMPAX) to access the books and records of IMPAX and its Affiliates, as may be reasonably necessary, to verify the accuracy of IMPAX's Direct Development Costs and Direct Manufacturing Costs. IMPAX shall have the right, at its own expense, through its independent certified public accountant (reasonably acceptable to WCH) to access the books and records of WCH and its Affiliates, as may be reasonably necessary, to verify the accuracy of WCH's Net Sales. Such access shall be conducted after thirty (30) days' prior written notice to the Party being audited and during ordinary business hours and shall not be more frequent than once per Contract Year or in respect of any Contract Year ending more than thirty-six (36) months prior to the date of such notice. If such independent certified public accountant's report shows any overpayment or underpayment by a Party, the other Party shall remit to such Party within thirty (30) days after such Party's receipt of such report, (i) the amount of such overpayment or underpayment, as the case may be, (ii) interest on such overpayment or underpayment, as the case may be, at the prime rate quoted by Chase Manhattan Bank N.A. from the date payment was first due until the date of payment of such overpayment or underpayment, as the case may be, and (iii) if such overpayment or underpayment, as the case may be, exceeds five percent (5%) of the total amount owed for the period then being audited, the reasonable fees and expenses of any independent accountant performing the audit on behalf of such Party.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

         7.1 Representation and Warranties of Each Party. Each of WCH and IMPAX hereby represents and warrants to the other Party hereto as follows:

             7.1.1 it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

             7.1.2 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

             7.1.3 it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

             7.1.4 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any other contract entered into by such Party; (ii) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (iii) the provisions of its charter or operative documents or by laws; or (iv) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

             7.1.5 is in compliance with all applicable laws and regulations relating to its activities under this Agreement.

         7.2 Representations and Warranties of IMPAX.

             7.2.1 IMPAX hereby represents and warrants to WCH with respect to each delivery of Products that:

                   (i) the Products (a) have been Manufactured in the United States; (b) have been Manufactured, stored and shipped in accordance with GMPs and all applicable laws, rules, regulations or requirements in effect at the time of Manufacture; (c) conform to the Specifications, are free from defects and are merchantable; (d) at the point of shipment to WCH or WCH's designee are not adulterated or misbranded; and (e) have been shipped and stored in accordance with approved procedures agreed between WCH and IMPAX;

                   (ii)  the D-12 Products and D-24 Products are
                         pharmaceutically equivalent and bioequivalent to CLARITIN-D(R) 12-hour Extended Release Tablets and CLARITIN-D(R) 24-hour Extended Release Tablets, respectively;

                   (iii) IMPAX has good and marketable title to all Products and
                         Products are free from all liens, charges, encumbrances and security interests;

                   (iv) to the knowledge of IMPAX, (A) as of the Effective Date and (B) thereafter, except as disclosed in writing by IMPAX to WCH, the Manufacture, use, importation, offer for sale and sale of Products do not infringe any intellectual property rights of any Third Party, including but not limited to U.S. Patents 4,659,716; 4,863,931; [XXXXXX]*; and 5,314,697 and any foreign counterparts thereof;

                   (v) the Facilities conform in all respects to applicable law governing such Facilities; and

                   (vi) neither IMPAX nor its Affiliates used in any capacity the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USA ss.335a(k)(l) and further it did not use any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the Manufacture of Products or any service rendered to WCH.

             7.2.2 IMPAX hereby represents and warrants with respect to the IMPAX Patents and Technical Information:

                   (i) IMPAX has no knowledge that the IMPAX Patents (a) are not valid and enforceable; or (b) are dominated or the practice of then claimed subject matter infringes the intellectual property rights of any Third Party in the Territory as of the Effective Date;

                   (ii) IMPAX has the full right, power and authority to grant the licenses set forth in Sections 2.1 and 2.2;

                   (iii) IMPAX has not previously assigned, transferred,
                         conveyed or otherwise encumbered its right, title and interest in the Products, the IMPAX Patents or the Technical Information in the OTC Field in the Exclusive Territory; and



_____________________

* Filed under an application for confidential treatment.

                   (iv) IMPAX is the sole and exclusive owner of the IMPAX Patents and Technical Information free and clear of all liens, charges, encumbrances and security interests.

         7.3 Representations and Warranties of WCH.

             7.3.1 WCH hereby represents and warrants to IMPAX that with respect to any Product that WCH or one of its Affiliates Manufactures pursuant to
Section 2.2:

                   (i) such Products (a) have been Manufactured, stored and shipped in accordance with GMPs and all applicable laws, rules, regulations or requirements in effect at the time of Manufacture; (b) conform to the Specifications, are free from defects and are merchantable; (c) are not adulterated or misbranded; and (d) have been shipped and stored in accordance with approved procedures agreed between WCH and IMPAX;

                   (ii) WCH's and/or its Affiliates' manufacturing facilities for such Products conform in all respects to applicable law governing such facilities; and

                   (iii) neither WCH nor its Affiliates used in any capacity the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USA ss.335a(k)(l) and further it did not use any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the Manufacture of Products.

             7.3.2 WCH hereby represents and warrants to IMPAX that all Products which WCH shall market, store, sell, distribute, import and export under this Agreement shall have been marketed, stored, sold, distributed, imported and exported in accordance with applicable law.

         7.4 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

         7.5 No Further Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE.

                                  ARTICLE VIII
                          INDEMNIFICATION AND INSURANCE

         8.1 Indemnification.

             8.1.1 IMPAX shall indemnify, defend and hold harmless WCH, its Affiliates and their respective directors, officers, employees and agents from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including reasonable attorneys' fees and expenses) ("Costs") incurred, assessed or sustained by or against WCH, its directors, officers, employees or agents with respect to or arising out of (i) the negligent or willful acts or omissions or strict liability of IMPAX; (ii) any breach by IMPAX of its representations, warranties or covenants hereunder; (iii) any Recall or Seizure attributable to IMPAX's performance; (iv) any allegation that the Manufacture, importation, sale, offer for sale or use of any Product in the United States infringes any Patent or other proprietary or protected right, other than trademark rights; or
(v) IMPAX's failure to comply with any applicable law, regulation or order (including but not limited to environmental laws, regulations and orders, and laws and orders relating to the Manufacture, storage, sale, import and export of Products).

             8.1.2 WCH shall indemnify, defend and hold harmless IMPAX, its Affiliates and their respective directors, officers, employees and agents from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including reasonable attorneys' fees and expenses) incurred, assessed or sustained by or against IMPAX, its directors, officers, employees or agents with respect to or arising out of (i) the negligent or willful acts or omissions or strict liability of WCH; or (ii) any breach by WCH of its representations, warranties or covenants hereunder; or (iii) any Recall or Seizure attributable to WCH's performance; (iv) any allegation that the importation, sale, offer for sale or use of any Product by WCH in any country in the Exclusive Territory outside the United States infringes any Patent or other proprietary or protected right; or
(v) WCH's failure to comply with any applicable law, regulation or order (including but not limited to environmental laws, regulations and orders, and laws and orders related to the Manufacture (if WCH is Manufacturing Product pursuant to Section 2.2), storage, marketing, distribution, sale, import and export of the Products).

             8.1.3 Each Party and its Affiliates and their respective directors, officers, employees or agents (an "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party"), in writing, of any claim asserted or threatened against such Indemnified Party for which such Indemnified Party is entitled to indemnification hereunder from the Indemnifying Party. With respect to any such claim the Indemnified Party shall, at no out-of-pocket expense to it, reasonably cooperate with and provide such reasonable assistance to such Indemnifying Party as such Indemnifying Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Indemnifying Party may reasonably request. The obligations of an Indemnifying Party under Sections
8.1.1 and 8.1.2 are conditioned upon the delivery of written notice to the Indemnifying Party of any asserted or threatened claim promptly after the Indemnified Party becomes aware of such claim; provided, that the failure of the Indemnified Party to give such notice or any delay thereof shall not affect the Indemnified Party's right to indemnification hereunder, except to the extent that such failure or delay impairs the Indemnifying Party's ability to defend or contest any such claim. The Indemnifying Party shall have the right to assume the defense of any suit or claim for which indemnification is sought. If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. An Indemnifying Party may not settle a suit or claim, without the consent of the Indemnified Party, if such settlement would impose any monetary obligation on the Indemnified Party for which indemnification is not provided hereunder or require the Indemnified Party to submit to an injunction or otherwise limit the Indemnified Party's rights under this Agreement. Any payment made by an Indemnifying Party to settle any such suit or claim shall be at its own cost and expense.

             8.1.4 With respect to any claim by one Party against the other Party arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for lost profits, punitive, exemplary or consequential damages; provided, however, that such limitation shall not apply with respect to the obligations of either Party to indemnify the other under Sections 8.1.1 or
8.1.2 hereof in connection with a liability to a Third Party.

         8.2 Insurance. Each Party shall maintain the following kinds of insurance with the minimum limits set forth below.

             Kind of Insurance                                     Minimum Limits
             -----------------                                     --------------
             Commercial General Liability, including               $2,000,000 Per Occurrence
             Contractual, Completed Operations and                 $5,000,000 Aggregate
             Products Liability

             Workers Compensation                                  Statutory with Employer's Liability of
                                                                   not less than $1,000,000 Per
                                                                   Accident/Disease

             Automobile Bodily Injury Liability                    $1,000,000 Each Accident
             (including hired automobile and                       Combined Single Limit
             non-ownership Liability)

         WCH may be self insured for such amounts. Upon request, IMPAX shall furnish insurance certificates as directed by WCH, satisfactory in form and substance to WCH, showing the above coverages, and providing for at least ten
(10) days' prior written notice to WCH by the insurance company of cancellation or modification. WCH shall be named as an additional insured on the IMPAX's policies. Coverage shall be procured with carriers having an A.M. Best rating of A-VII or better.

                                   ARTICLE IX
                              TERM AND TERMINATION

         9.1 Term. This Agreement shall commence on the Effective Date and continue, unless sooner terminated as set forth below in this Article IX or in
Article XII or Sections 5.3.2, 6.3.2 or 14.10, until the later to occur of (i) the fifth anniversary of the Launch date of a Product in the United States or
(ii) the date of the expiration of the last to expire of the IMPAX Patents (the "Term").

         9.2 Termination by Either Party.

             9.2.1 If either Party shall materially breach any of its obligations hereunder and shall fail to correct such breach within thirty (30) days after the other Party shall have given notice to it thereof, the aggrieved Party shall be entitled to notify the other Party that it intends to terminate this Agreement unless such breach is corrected and may so terminate ten (10) days after the end of such thirty (30) day period if such breach is continuing, unless, to the extent the breach can be cured, the time period of thirty (30) days is not sufficient to cure such breach in which event the Party in breach shall have such additional time as shall be reasonably necessary to cure such breach, but in no event to exceed six (6) months. Such termination shall not give rise to the payment of any penalty, damages or indemnity by the terminating Party.

             9.2.2 If either Party by voluntary or involuntary action goes into liquidation, dissolves or files a petition for bankruptcy or suspension of payments, is adjudicated bankrupt, has a receiver or trustee appointed for its property or estate, becomes insolvent or makes an assignment for the benefit of creditors, the other Party shall be entitled by notice in writing to such Party to terminate this Agreement forthwith. Such termination shall not give rise to the payment of any penalty, damages or indemnity by the terminating Party.

             9.2.3 If, upon the decision of a court of competent jurisdiction from which either no appeal can be taken or the time for an appeal has expired without an appeal having been filed, a claim is upheld that the Manufacture, storage, importation, sale, offer to sell or use of the Product, or Products, respectively, infringes any Patent or other proprietary or protected right (other than trademark rights) of a Third Party, then either Party shall have the right to immediately terminate this Agreement, upon written notice to the other Party, as to the country or other geographic area, and Product, or Products, respectively, covered by the Patent or other proprietary or protected right. Upon any such termination by WCH, WCH shall have no further rights to such Product or Products in that country or geographic area.

         9.3 Termination by WCH.

             9.3.1 WCH may terminate this Agreement upon ten (10) days' written notice to IMPAX either in its entirety, or with respect to the Product to which the event relates, if any of the following events does not occur by the date set forth opposite such event:

             Event                                                              Date
             -----                                                              ----
             (i)   Successful completion of scale-up                            The later of (i) November 30, 2002 or
                   and validation (based on WCH's                               (ii) ninety (90) days from the date on
                   approval of final validation                                 which WCH provides IMPAX with the
                   report) for the D-12 Product                                 Identity Criteria for the D-12 Product
                                                                                or notifies IMPAX in writing that none
                                                                                are required

             (ii)  Successful completion of scale-up                            The later of (i) June 30, 2003 or (ii) ninety
                   and validation (based on WCH's approval of                   (90) days from the date on which WCH provides
                   final validation report) for the D-24 Product                IMPAX with the Identity Criteria for the D-24
                                                                                Product or notifies IMPAX in writing that none
                                                                                are required

             (iii) Final ANDA approval (which includes                          August 30, 2003
                   without limitation WCH's consumer labeling and
                   blister packaging) of D-12 Product by FDA

             (iv)  Final ANDA approval (which includes                          March 31, 2004
                   without limitation WCH's consumer labeling and
                   blister packaging) of D-24 Product by FDA

             (v)   Failure to deliver at least                                  Four and one-half (4 1/2) months after
                   seventy-five percent (75%) of the                            the later of (i) receipt of WCH's
                   Launch quantities of D-12 Product                            purchase order therefor or (ii) the
                   consistent with the forecasts                                date on which WCH provides IMPAX with
                   required by Section 4.2                                      the Identity Criteria for the D-12
                                                                                Product or notifies IMPAX in writing
                                                                                that none are required

             Event                                                              Date
             -----                                                              ----

             (vi)  Failure to deliver at least                                  Four and one-half (4 1/2) months
                   seventy-five percent (75%) of                                after the  later of (i) receipt of
                   the Launch quantities of D-24                                WCH's purchase order therefor or (ii)
                   Product consistent with the                                  the date on which WCH provides IMPAX with
                   forecasts required by Section                                the Identity Criteria for the D-24
                   4.2                                                          Product or notifies IMPAX in
                                                                                writing that none are required

Such termination shall not give rise to the payment of any penalty, damages or indemnity by either Party and WCH shall have no further rights under Sections
2.1 and 2.2, except where the event is a failure to deliver Launch quantities of the D-12 and D-24 Product in which case the provisions of Section 9.5.1 shall apply.

             9.3.2 WCH may terminate this Agreement either in its entirety or with respect to any Product upon three (3) months' written notice to IMPAX. If WCH terminates this Agreement pursuant to this Section 9.3.2, then WCH shall make the following payments with respect to the Product so terminated:

                   Event                                                                      Payment
                   -----                                                                      -------
                   I. D-12 Product
                      ------------

                   If on or before the date on which notice of termination
                   is given for the D-12 Product the event described in
                   Section 6.1(viii) has not occurred                                            $450,000
                                or
                   If on or before the date on which notice of termination
                   is given for the D-12 Product the event described in
                   Section 6.1(viii) has occurred but the event described
                   in Section 6.1(x) has not occurred                                            $675,000
                                or
                   If on or before the date on which notice of termination
                   is given for the D-12 Product the event described in
                   Section 6.1(x) has occurred                                                       Zero

                   II.  D-24 Product
                        ------------

                   If on or before the date on which notice of termination
                   is given for the D-24 Product the event described in
                   Section 6.1(ix) has not occurred                                              $450,000
                                or
                   If on or before the date on which notice of termination
                   is given for the D-24 Product the event described in
                   Section 6.1(ix) has occurred but the event described in
                   Section 6.1(xi) has not occurred                                              $675,000
                                or
                   If on or before the date on which notice of termination
                   is given for the D-24 Product the event described in
                   Section 6.1(xi) has occurred                                                      Zero

It is understood and agreed that the amounts set forth above are in lieu of and not in addition to the license payments for the corresponding event set forth in
Section 6.1 and that, effective upon termination, WCH's obligation to make future license payments with respect to any terminated Product shall be canceled. Except as specifically set forth above, such termination shall not give rise to the payment of any penalty, damages or indemnification by either Party and WCH shall have no further rights to the Product or Products to which such termination applies.

             9.3.3 In addition to, and not in limitation on, WCH's rights under
Section 9.2.3, WCH may terminate this Agreement in its entirety or with respect to any Product immediately (i) if FDA takes any action (provided that with respect to such action either (a) no appeal can be taken or the time for an appeal has expired without an appeal having been filed or an appeal has been filed and FDA's action has been upheld or (b) such action is a final regulatory action), the result of which is to prohibit the Manufacture, storage, importation, sale, offer for sale or use of the Products or a Product, respectively; (ii) if the Loratadine to be used by IMPAX to Manufacture Product does not meet the Identity Criteria upon completion of the initial analysis by [XXXXXX] * (or such other contract laboratory specified by WCH); provided that such notice of termination is given by WCH in this subparagraph (ii) by no later than March 31, 2003; (iii) if the Loratadine to be used by IMPAX to Manufacture Product is not determined upon testing by WCH to be outside the scope of [XXXXXX]* or any Patent that issues based thereon; or (iv) if a decision is rendered in favor of Schering in any of the Patent Litigations either by a United States District Court and the time for an appeal has expired without an appeal having been filed, or by the United States Court of Appeals for the Federal Circuit and the time for an appeal has expired without an appeal having been filed, or by the United States Supreme Court. Notwithstanding the foregoing, (a) if a United States District Court renders a decision in favor of Schering with respect to the `716 Patent, then WCH's obligation to make any further payments under Section 6.1 shall be suspended until such time as the decision in favor of Schering is reversed and a final decision from which no appeal can be taken is entered in IMPAX's favor in such case; and (b) if a United States District Court renders a decision in favor of Schering with respect to the `697 Patent, then WCH's obligation to make any further payments under Section 6.1 with respect to the D-24 Product shall be suspended until such time as the decision in favor of Schering is reversed and a final decision from which no appeal can be taken is entered in IMPAX's favor in such case. Such termination shall not give rise to the payment of any penalty, damages or indemnity by WCH and WCH shall have no further rights to such Product so terminated.











______________________

* Filed under an application for confidential treatment.

             9.3.4 In addition to, and not in limitation on, WCH's rights under
Section 9.2.3, WCH may terminate this Agreement with respect to any Product in a country (other than the United States which is provided for in Section 9.3.3) in which a Regulatory Authority has taken any action (with respect to such action either (a) no appeal can be taken, or the time for an appeal has expired without an appeal having been filed or an appeal has been filed and such Regulatory Authorities' action has been upheld or (b) such action is a final regulatory action), the result of which is to prohibit the Manufacture, storage, importation, sale, offer for sale or use of the Products or a Product respectively, or an action is commenced alleging that the Manufacture, storage, importation, sale, offer for sale or use of the Products or a Product, respectively, infringe any Patent or other proprietary or protected right of any Third Party in such country. Such termination shall not give rise to the payment of any penalty, damages or indemnity by WCH and WCH shall have no further rights to such country so terminated.

         9.4 Termination by IMPAX.

             9.4.1 If IMPAX requests in writing that WCH file an application for Regulatory Approval for a Product in the OTC Field in a particular country in the Exclusive or Semi-Exclusive Territory (other than the United States) and if WCH does not commence using Commercially Reasonable Efforts to submit such an application within six (6) months, then IMPAX, at its option and as its sole and exclusive remedy, may terminate this Agreement with respect to such Product in such country (thereby modifying the Exclusive or Semi-Exclusive Territory to exclude such Product in such country) by providing six (6) months' written notice to WCH, and WCH shall have no further rights to such Product in such country. Such modification shall not give rise to the payment of any penalty, damages or indemnification by either Party.

             9.4.2 If WCH fails to use Commercially Reasonable Efforts to Launch a Product in a country of the Exclusive or Semi-Exclusive Territory within one
(1) year after having obtained FTO Status for such Product in the OTC Field in such country, IMPAX, at its option and as its sole and exclusive remedy, may terminate this Agreement with respect to such Product in such country (thereby modifying the Exclusive or Semi-Exclusive Territory to exclude such Product in such country) by providing six (6) months' written notice to WCH. Such modification shall not give rise to the payment of any penalty, damages or indemnification by either Party and WCH shall have no further rights to such Product in such country.

         9.5 Effect of Expiration or Termination.

             9.5.1 Upon expiration of this Agreement pursuant to Section 9.1 (i) or (ii) or termination by WCH pursuant to Section 9.2.2, 9.3.1(v) or 9.3.1(vi) or termination by IMPAX pursuant to 9.2.3 (provided that in the case of termination by IMPAX pursuant to Section 9.2.3 only, (i) upon IMPAX's written request prior to termination by IMPAX, WCH shall cooperate with IMPAX in attempting to identify a means to address or avoid the subject infringement,
(ii) the license set forth below is limited to the countries or geographic area to which such termination applies and (iii) WCH provides IMPAX with an indemnity agreement acceptable to IMPAX for any damages assessed against IMPAX, arising out of WCH's exercise of the license set forth below, for infringement of such Patent or other proprietary or protected right, such acceptance not to be unreasonably withheld or delayed), WCH shall have the fully paid-up, royalty free, perpetual, irrevocable (except that such license may be terminated pursuant to the proviso set forth below), non-exclusive license, with the right to grant sublicenses, to make, have made, market, promote, use, distribute, sell, have sold, import and export Products for the OTC Field within the Territory pursuant to the Regulatory Documents, the IMPAX Patents and IMPAX's Technical Information (including manufacturing know-how); provided that if WCH breaches the terms of the license set forth in this Section 9.5.1 and fails to correct such breach within ten (10) days after notice in writing from IMPAX, IMPAX may terminate this license if such breach is continuing by notice in writing given at the end of such ten (10) day period.

             9.5.2 Upon termination of this Agreement by WCH for an uncured material breach of this Agreement pursuant to Section 9.2.1, WCH shall have a fully paid up, royalty free, perpetual, irrevocable (except that such license may be terminated pursuant to the proviso set forth below), non-exclusive license, with the right to grant sublicenses, to make, have made, market, promote, use, distribute, sell, have sold, import and export Products for the OTC Field within the Territory pursuant to the Regulatory Documents, the IMPAX Patents and IMPAX's Technical Information (including manufacturing know-how); provided that if WCH breaches the terms of the license set forth in this Section
9.5.2 and fails to correct such breach within ten (10) days after notice in writing from IMPAX, IMPAX may terminate this license if such breach is continuing by notice in writing given at the end of such ten (10) day period.

             9.5.3 In the event that WCH terminates this Agreement under the circumstances described in Section 9.5.1 or 9.5.2, (i) IMPAX shall promptly but no later than within thirty (30) days after receipt of notice of such termination, furnish to WCH, on a non-exclusive basis, all of IMPAX's Technical Information (including manufacturing know-how) as relates to Product for the OTC Field in the Territory and (ii) IMPAX shall, within thirty (30) days of a request by WCH, furnish to WCH and/or its Affiliates all Regulatory Documents which relate to Product for the OTC Field in the Territory. Upon WCH's request, IMPAX shall within the same period deliver to WCH or its designees full copies, at WCH's expense, (both paper and electronic, where available) of any Regulatory Documents in IMPAX's or its Affiliates' possession or control and provide all technical assistance, at WCH's cost, reasonably requested by WCH. IMPAX agrees to promptly execute and deliver any additional documents and instruments, and perform any additional acts, that may be reasonably necessary to effect this right.

             9.5.4 Except as otherwise set forth in this Agreement, neither Party shall be entitled to any compensation whatsoever as a result of expiration or termination of this Agreement, but without limiting either Party's damages for any breach of this Agreement.

             9.5.5 Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration.

             9.5.6 The following provisions shall survive the expiration or termination of this Agreement: Section 9.5 and Articles I, VII, VIII, X and XIV, in each case for the time periods and subject to the limitations set forth therein.

                                    ARTICLE X
                                 CONFIDENTIALITY

         10.1 Nondisclosure Obligation. Each of IMPAX and WCH shall use only in connection with the Manufacture of Product or otherwise in accordance with this Agreement and shall not disclose to any Third Party the Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party. The foregoing obligations shall survive for a period of five (5) years after the termination or expiration of this Agreement. These obligations shall not apply to Confidential Information that:

              (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

              (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

              (iii) is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure;

              (iv) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party; or

              (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

         10.2 Permitted Disclosures. Each Party may disclose the other Party's Confidential Information to its employees and Affiliates on a need-to-know basis and to its agents, counsel or consultants to the extent required to accomplish the purposes of this Agreement; provided that the recipient Party obtains prior agreement from such agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. WCH may disclose IMPAX Confidential Information in connection with seeking Regulatory Approval of Products. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, and Affiliates do not disclose or make any unauthorized use of the other Party's Confidential Information, but in no event less than a reasonable degree of care.

         10.3 Disclosure of Agreement. Neither IMPAX nor WCH shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that, either Party may disclose the terms of this Agreement

              (i) to the extent required to comply with applicable laws, including, without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (a) provide the nondisclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (b) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, without limitation, seeking confidential treatment of any information as may be requested by the other Party; or

              (ii) to one or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (a) upon the written consent of the other Party or (b) if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such Third Parties with respect to such information on terms no less restrictive than those contained in this Article X.

         10.4 Publicity. Subject to Section 10.3, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.

                                   ARTICLE XI
                    TRADEMARKS; INFRINGEMENT OF IMPAX PATENTS

         11.1 Trademarks. WCH may advertise, promote, market and sell Products under any trademarks, copyrights, tradenames or logos, whether registered or unregistered, selected by WCH in its sole discretion. IMPAX shall have no right, title or interest in or to any such trademark, copyright, tradename or logo. So long as WCH or any Affiliate of WCH shall have any interest in any such trademark, copyright, tradename, or logo, whether registered or unregistered, whether as proprietor, owner, or licensee in any country of the world, IMPAX shall not adopt, use, apply for registration, register or own such trademark, copyright, tradename, or logo, or any such item confusingly similar thereto in any country of the world, or take any action which, in WCH's sole opinion, weakens or undermines WCH's proprietary rights.

         11.2 Infringement of IMPAX Patents.

              11.2.1 Each Party shall promptly report in writing to the other Party during the term of this Agreement any known infringement or suspected infringement of any of the IMPAX Patents in the Territory by manufacture, use or sale of a Product on a commercial scale in derogation of the rights granted to WCH hereunder (hereinafter, a "Related Infringement") of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.

              11.2.2 Except as provided in Section 11.2.4, IMPAX shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any Third Party who at any time has infringed, or is suspected of infringing, any of the IMPAX Patents. IMPAX shall give WCH sufficient advance notice of its intent to file any suit on account of a Related Infringement and the reasons therefor, and shall provide WCH with an opportunity to make suggestions and comments regarding such suit. IMPAX shall keep WCH promptly informed, and shall from time to time consult with WCH regarding the status of any such suit on account of a Related Infringement and shall provide WCH with copies of all documents filed in, and all written communications relating to, such suit.

              11.2.3 IMPAX shall have the sole and exclusive right to select counsel for any suit referred to in Section 11.2.2 and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. In the event that WCH elects not to contribute to the costs of such litigation, IMPAX shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, WCH shall join as a Party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named Party to the suit. WCH shall offer reasonable assistance to IMPAX therewith at no charge to IMPAX except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. WCH shall have the right to participate and be represented in any such suit by its own counsel at its own expense. IMPAX shall not settle any such suit on terms which grant any license to any other Party in derogation of the rights granted to WCH hereunder without obtaining the prior written consent of WCH, which consent shall not be unreasonably withheld.

              11.2.4 In the event that IMPAX elects not to initiate an infringement or other appropriate suit pursuant to Section 11.2.2 above on account of a Related Infringement after reasonable efforts to abate such Related Infringement without litigation have failed, but in no event later than one hundred and twenty (120) days after WCH's notice to IMPAX under Section 11.2.1, IMPAX shall promptly advise WCH of its intent not to initiate such a suit, WCH shall have the right, at the expense of WCH, of initiating an infringement or other appropriate suit against the Party or Parties committing such Related Infringement. In exercising its rights pursuant to this Section 11.2.4, WCH have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. IMPAX, in its sole discretion, may elect within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by WCH in connection with such litigation, and, if it so elects, any damages, royalties, settlement fees or other consideration received by WCH as a result of such litigation shall be shared by WCH and IMPAX pro rata based on their respective sharing of the costs of such litigation provided that such pro rata share shall not exceed fifty percent (50%) unless WCH has consented to a higher share in writing. In the event that IMPAX elects not to contribute to the costs of such litigation, WCH shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, IMPAX shall join as a Party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being named a Party to the suit. At WCH's request, IMPAX shall offer reasonable assistance to WCH in connection therewith at no charge to WCH except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. IMPAX shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

                                   ARTICLE XII
                                  FORCE MAJEURE

         12.1 Force Majeure. If the production, delivery, acceptance, or use of Products specified for delivery under this Agreement, or the performance of any other obligation of one of the Parties hereunder is prevented, restricted or interfered with by reason of any cause or event beyond the reasonable control of such Party and without the fault or negligence of such Party, the Party so affected, upon prompt notice to the other Party (including a statement of impact), shall be excused from performing such obligation during the continuance of such event. If such event continues for a period of ninety (90) consecutive days or more the other Party may terminate this Agreement by notice in writing provided that such event of force majeure is continuing. If as a result or any of the force majeure events described above, IMPAX is unable to fully supply WCH's orders hereunder, IMPAX shall allocate all available quantities of Materials and Products to WCH in the ratio that the quantities ordered by WCH in twelve (12) month period immediately preceding such force majeure event bears to IMPAX's requirements for it own use and for supply to Third Parties for that same period; provided that if this Agreement has not been in effect for a full twelve (12) month period, then such shorter period shall be used in lieu of a twelve (12) month period.

                                  ARTICLE XIII
                                     NOTICES

         13.1 Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile or overnight courier to the employee or representative of the other Party who is designated by such other Party to receive such written communication at the address or facsimile numbers specified by such employee or representative.

         13.2 Extraordinary Notices. Extraordinary notices and communications (including without limitation, notices of termination, force majeure, material breach, change of address, requests for disclosure of Confidential Information, claims or indemnification) shall be in writing and sent to each Party by prepaid registered or certified airmail, or by facsimile confirmed by prepaid registered or certified airmail letter (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 13.3 or such other address as notified in writing by such Party to the other Party.

         13.3 Addresses.

              If to WCH:

              Wyeth Consumer Healthcare
              Five Giralda Farms
              Madison, New Jersey 07940
              Attention: President
              Facsimile No.: 973-660-7199

              With a copy to:

              Wyeth
              Five Giralda Farms
              Madison, New Jersey 07940
              Attention:  General Counsel
              Facsimile No.: 973-660-7050

              If to IMPAX:

              Impax Laboratories, Inc.
              3735 Castor Avenue
              Philadelphia, Pennsylvania 19124
              Attention: Barry R. Edwards, Co-Chief Executive Officer Facsimile No.: 215-289-5932

              With a copy to:

              Sol Genauer, Esq.
              Blank, Rome, Comisky & McCauley LLP
              One Logan Square
              Philadelphia, Pennsylvania 19103-6998
              Facsimile No.: 215-569-5628

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without giving effect to its conflict of laws provisions.

         14.2 Equal Opportunity Clause. The Equal Opportunity Clause required by Executive Orders 11246, as amended (41-CFR 60-1.4) and 11375, the Employment Assistance to Veterans Clause required by Executive Order 11701 (41 CFR 60-250.4), the Vietnam Era Veteran Readjustment Act of 1972, the Employment of the Handicapped Clause required by the Rehabilitation Act of 1973 (41 CFR 60-741.4) and the Americans with Disabilities Act of 1991 are part of this Agreement and binding upon each Party unless exempted by rules, regulations or orders of the Secretary of Labor. IMPAX agrees that the applicable clause with regard to the utilization of minority contractors set forth at 41 CFR 1-1.303 and the applicable clause with regard to the Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals set forth at 41 CFR 1-1.13 are incorporated herein by reference, as applicable. IMPAX agrees to provide information and documentation with respect to the foregoing to WCH upon request.

         14.3 Assignment. This Agreement shall not be assignable or transferable by either Party hereto without the prior written consent of the other Party, except that either Party may assign this Agreement without the other Party's consent to the successor or the transferee of all, or substantially all, of the Products, assets or business to which this Agreement relates or to one of its Affiliates; provided that if IMPAX is the assigning Party, IMPAX also transfers the Facility to such assignee. IMPAX shall not subcontract any of its work hereunder without WCH's prior written consent and any such consent given by WCH shall not release IMPAX from its obligations hereunder. WCH's sublicensing of its obligations under this Agreement shall not release WCH from its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

         14.4 Entire Agreement. This Agreement and all Exhibits attached hereto (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement.

         14.5 Severability. If any term of this Agreement shall be found to be invalid, illegal or unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby; provided that neither Party's rights under this Agreement are materially adversely affected.

         14.6 Independent Contractor. IMPAX shall act as an independent contractor and neither Party shall have any authority to represent or bind the other Party in any way.

         14.7 No Waiver. Any waiver by one Party of any right or such Party or obligation of the other Party must be in writing signed by the Party waiving such right or performance of such obligation and shall not operate as a waiver of any subsequent right or obligation.

         14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement.

         14.9 Compliance Issues. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party and any such delay shall not constitute a force majeure event or constitute a breach of this Agreement. The Parties agree that regardless of any disclosure made by the Party receiving an export of any ultimate destination of any technical data, materials or products, the receiving Party will not re-export either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, FDA and/or any other agency or department of the United States Government as required.

         14.10 HSR Filing. To the extent necessary, each of IMPAX and WCH shall file as soon as practicable after the date this Agreement was signed by each of the Parties, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") the notification and report form (the "Report") required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act") with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act. Each Party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings. If a Report is filed by the Parties under the HSR Act, then the Effective Date shall be the date upon which the necessary approvals have been obtained under the HSR Act or that the notice and waiting period under the HSR Act has expired or been terminated.

         If the Parties determine that no Report is required to be filed under the HSR Act, the Effective Date shall be the date first written above.

         In the event that a Report is required to be filed under the HSR Act, either Party may, prior to the Effective Date, terminate this Agreement by written notice to the other Party, if, within one hundred twenty (120) days after this Agreement is signed by each of the Parties, approval of the transactions contemplated by this Agreement under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby. If this Agreement is terminated pursuant to this Section 14.10, then, notwithstanding any provision in this Agreement to the contrary, neither Party shall have any further obligation to the other Party with respect to the subject matter of this Agreement except for the obligations set forth in Article X hereof, which obligations shall survive any termination of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                           WYETH,
                           acting through its Wyeth Consumer Healthcare Division

                           By:   Gregory Bobyock
                                 -----------------------------------------------
                                 Name:  Gregory Bobyock
                                 Title: Vice President of Global Business
                                        Development

                           IMPAX LABORATORIES, INC.

                           By:   Barry R. Edwards
                                 -----------------------------------------------
                                 Name:  Barry R. Edwards
                                 Title: Co-Chief Executive Officer